Exhibit 99

Investor Contact:	Kenneth R. Bowling
Chief Financial Officer
336-881-5630

CULP ANNOUNCES REVISED EXPECTATIONS

FOR SECOND QUARTER FISCAL 2022

HIGH POINT, N.C. (November 3, 2021) ─ Culp, Inc. (NYSE: CULP) (together with its consolidated subsidiaries, “CULP”) today announced that, based on unaudited preliminary results and current estimates, the company expects net sales for the second quarter of fiscal 2022 to be down approximately 11 percent as compared to the first quarter of fiscal 2022, and expects consolidated operating income (income from operations) to be in the range of $1.3 million to $1.6 million for the second quarter.  These projected results are lower than the company’s previously announced expectation for net sales and consolidated operating income for the second quarter to be comparable to the first quarter of fiscal 2022.

Commenting on the announcement, Iv Culp, president and chief executive officer of Culp, Inc., said, “The revised expectations for the second quarter of fiscal 2022 reflect lower than expected sales, primarily for our upholstery fabrics segment.  Sales for this segment were significantly affected by COVID-19-related shutdowns of our sourcing partners and customers in Vietnam throughout most of the quarter.  These shutdowns were expected to be short term, but lasted significantly longer than anticipated and limited our ability to ship orders both within and outside of Asia.  Sales were also pressured in both our mattress fabrics and upholstery fabrics segments by our customers’ supply chain constraints for non-fabric components and labor shortages at their U.S. facilities, causing customers to delay taking orders, particularly in the second half of the quarter.  Additionally, sales for our mattress fabrics segment were affected by disruptions that delayed shipments arriving from Asia, as well as labor shortages affecting production at our facilities in the U.S. and Canada.

“While we are experiencing a challenging business environment due to these ongoing macro market issues, the shutdowns that affected our Vietnam customers and sourcing partners during the second quarter have now been lifted, allowing our upholstery fabrics segment to resume shipping at normalized capacity.  Despite the headwinds, Culp remains well positioned for the long term with our innovative products, creative designs, and resilient global manufacturing platform.  Above all, regardless of market conditions, our business foundation is solid, and we remain focused on meeting the demands of our valued customers and generating profits and cash flow that will enhance shareholder value over time,” added Culp.

The company expects to report financial and operating results for the second quarter of fiscal 2022 in early December.  The company will update its financial outlook for the full fiscal 2022 year at that time.

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has manufacturing and sourcing capabilities located in the United States, Canada, China, Haiti, Turkey, and Vietnam.

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CULP Announces Revised Expectations for Second Quarter Fiscal 2022

November 3, 2022

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events, or otherwise.  Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends, public health epidemics, or future developments.  There can be no assurance that we will realize these expectations or meet our guidance, or that these beliefs will prove correct.

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely.  The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations.  Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products.  Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States.  Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places.  Also, economic or political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets.  The impact of public health epidemics on employees, customers, suppliers, and the global economy, such as the global coronavirus pandemic currently affecting countries around the world, could also adversely affect our operations and financial performance.  In addition, the impact of potential goodwill or intangible asset impairments could affect our financial results.  Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our most recent Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.

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